FORM 4

[ ] Check this box if no longer subject
    to Section 16. Form 4 or Form 5
    obligations may continue.  See
    Instruction 1(b).


                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(l) of the Investment Company Act of 1940

________________________________________________________________________________
1.   Name and Address of Reporting Person

   Meyerson                         Jeffrey                E.
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   (Last)                           (First)             (Middle)

c/o M.H. Meyerson & Co., Inc.
525 Washington Boulevard
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                                    (Street)

Jersey City                         New Jersey           07310
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   (City)                           (State)              (Zip)


________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol

     M.H. Meyerson & Co., Inc. (MHMY)
________________________________________________________________________________
3.   I.R.S. or Social Security Number of Reporting Person (Voluntary)


________________________________________________________________________________
4.   Statement for Month/Year

     November 20, 2002
________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Year)


________________________________________________________________________________
6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     |X|  Director                             |_|  10% Owner
     |X|  Officer (give title below)           |_|  Other (specify below)

           Vice-President, Foreign Trading
     ____________________________________________________________________
________________________________________________________________________________

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           TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF,
                             OR BENEFICIALLY OWNED
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                                                                                     5.             6.
                                2.                   4.                              Amount of      Owner-
                                Trans-               Securities Acquired (A) or      Securities     ship
                                action  3.           Disposed of (D)                 Beneficially   Form:     7.
                                Date    Transaction  (Instr. 3, 4 and 5)             Owned          Direct    Nature of
                                ------- Code         ------------------------------- at End         (D) or    Indirect
1.                              (Month/ (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security                Day/   ------------                 or              (Instr. 3 &    (I)       Ownership
(Instr. 3)                       Year)  Code     V      Amount       (D)    Price     Instr.4)      (Instr.4) (Instr.4)
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Common Stock, par value $.01    11/20/02 G              175,000       A               355,000        D         n/a
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FORM 4 (continued)

TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
            (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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                                                                                                           10.
                                                                                                           Owner-
                                                                                                 9.        ship
                                                                                                 Number    Form
             2.                                                                                  of        of
             Conver-                   5.                              7.                        deriv-    Deriv-   11.
             sion                      Number of                       Title and Amount          ative     ative    Nature
             or                        Derivative    6.                of Underlying     8.      Secur-    Secur-   of
             Exer-   3.       4.       Securities    Date              Securities        Price   ities     ity:     In-
             cise    Trans-   Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of      Bene-     Direct   direct
             Price   action   action   or Disposed   Expiration Date   ----------------  Deriv-  ficially  (D) or   Bene-
1.           of      Date     Code     of(D)         (Month/Day/Year)            Amount  ative   Owned     In-      ficial
Title of     Deriv-           (Instr.  (Instr. 3,    ----------------            or      Secur-  at End    direct   Owner-
Derivative   ative   (Month/   8)       4 and 5)     Date     Expira-            Number  ity     of Month  (I)      ship
Security     Secur-  Day/     ------   ------------  Exer-    tion               of      (Instr. (Instr.   (Instr.  (Instr.
(Instr. 3)   ity     Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)      4)        4)       4)
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Common Stock $2.25   6/13/97   A        15,000       6/13/97  6/13/02  Common    15,000   0*     15,000     D       N/A
  purchase                                                             Stock $.01
  option                                                               par value
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Common Stock $2.25   1/29/98   A        50,000       1/29/98  1/29/03  Common    50,000   0*     50,000     D       N/A
  purchase                                                             Stock $.01
  option                                                               par value
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Common Stock $2.25   1/29/98   A        50,000       1/29/99  1/29/03  Common    50,000   0*     50,000     D       N/A
  purchase                                                             Stock $.01
  option                                                               par value
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Common Stock $2.50   1/2/01    A        1,500        1/20/01  1/20/06  Common    1,500    0*     1,500      D       N/A
  purchase                                                             Stock $.01
  option                                                               par value
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Explanation of Responses:


/s/ Jeffrey E. Meyerson                                  November 22, 2002
---------------------------------------------            -----------------------
**Signature of Reporting Person                                 Date
  Jeffrey E. Meyerson


*      Granted pursuant to Employee Stock Option Plan.

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.





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